FOR IMMEDIATE RELEASE

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Anne Marie Fields

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PROTALEX ANNOUNCES APPOINTMENT OF MARCO M. ELSER TO ITS BOARD OF DIRECTORS

FLORHAM PARK, N.J. (February 5, 2014) – Protalex, Inc. (OTCQB: PRTX), a clinical-stage biopharmaceutical company, today announced that Marco M. Elser has been appointed to its Board of Directors. Mr. Elser is a partner with AdviCorp Plc, a London-based investment banking firm.   Mr. Elser’s appointment fills the vacancy on the Board resulting from the untimely passing of John Doherty last month. Mr. Doherty was a co-founder of Protalex and served as a director and a member of its Scientific Advisory Board since November 2009.

From 1994 to 2001, Mr. Elser served as International Vice President of Northeast Securities, managing distressed funds for family offices and small institutions. Prior to that, from 1985 through 1995, he served as a First Vice President of Merrill Lynch Capital Markets in Rome and London.  Mr. Elser served on the Board of Directors of Pine Brook Capital, a Shelton, CT-based engineering company from 2007 to 2012 and was its Chairman from 2009 through 2012. He is presently a director (since 2002) of North Hills Signal Processing Corporation, a Long Island, NY-based technology company and a director (since 2012) of Trans-Lux Corporation, a Norwalk, CT-based designer and manufacturer of digital signage display solutions.  Mr. Elser is also the president of the Harvard Club of Italy, an association he founded in 2002 with other alumni in Italy where he has been living since 1984. He received his BA in Economics from Harvard College in 1981.

Commenting on Mr. Elser’s appointment, Arnold Kling, President of Protalex noted, “We expect that Marco’s extensive knowledge of international finance and commerce will allow him to make valuable contributions to the Board as we enter an exciting growth period for Protalex. We are deeply appreciative of his willingness to join the Board and assist us in advancing the development and commercialization of our lead drug PRTX-100.”

James W. Dowe III, Vice Chairman of the Protalex Scientific Advisory Board, commented on the loss of the Company’s founder, “John’s unfettered dedication, passion and commitment to finding a more effective and cost efficient clinical treatment for rheumatoid arthritis has been a driving force in Protalex’s history and in the various initiatives to date. He will be deeply missed by me and my colleagues at Protalex. He was one of a kind. ”

About Protalex, Inc.

Protalex, Inc. is a clinical-stage biopharmaceutical company focused on the development of a class of drugs for treating autoimmune and inflammatory diseases including rheumatoid arthritis (RA). Protalex’s lead product, PRTX-100, is a formulation of a proprietary, highly purified form of Staphylococcal Protein A, which is an immunomodulatory protein produced by bacteria. Protalex has completed a Phase 1b clinical trial in adult patients with active RA in South Africa which demonstrated that PRTX-100 was generally safe and well tolerated at all dose levels, and at the higher doses, more patients showed improvement in their CDAI (Clinical Disease Activity Index) for RA than did patients at the lower dose or placebo cohorts. PRTX-100 has the ability, at very low concentrations, to bind to human B-lymphocytes and macrophages and to activate processes that mediate inflammation in certain autoimmune diseases. Laboratory studies indicate that the mechanism involves interaction with specific immunologic signaling pathways. The safety, tolerability, and pharmacokinetics of PRTX-100 have now been characterized in four clinical studies, with a fifth U.S. study nearing completion.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

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